UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 21, 2012

Simpson Manufacturing Co., Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13429	94-3196943
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	file number)	Identification No.)

5956 W. Las Positas Boulevard, Pleasanton, CA 94588

(Address of principal executive offices)

(Registrant’s telephone number, including area code):  (925) 560-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-2)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 8.01      Other Events

On December 21, 2012, Simpson Manufacturing Co., Inc. (the “Company”), through its subsidiary Simpson Strong-Tie Company, Inc. completed a transaction with Keymark Enterprises LLC (“Keymark”) and its principal owner, Keith Dietzen.  In 2011, the Company had purchased various software assets from Keymark and had engaged Keymark to perform further software development work for the Company, for which the Company had agreed to compensate Keymark at rates equal to a multiple of Keymark’s employee costs.  In the current transaction, the Company paid Keymark $9.1 million, hired thirty-nine Keymark employees to perform the development work that Keymark had previously been engaged to perform and purchased from Keymark various assets needed for that work, and the parties terminated the earlier software development agreement.

As part of this transaction, the parties also replaced various licensing arrangements with new license agreements reflecting the new arrangement and changes in the Company’s and Keymark’s businesses.  The Company will be entitled to certain software license revenue that was previously received by Keymark. In addition, each of the Company and Keymark agreed not to compete with the other in specified lines of business for specified periods.  Keymark also granted to the Company a right of first refusal to purchase Keymark’s business should Keymark desire to sell it.

The Company believes that the payment to Keymark plus the anticipated compensation expense for the Company’s new employees, net of software license revenue, will be substantially equivalent to the total amount that the Company would have incurred under the now-terminated development agreement, while the transaction will substantially enhance the Company’s software development team.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Simpson Manufacturing Co., Inc.
(Registrant)

DATE:	December 27, 2012	By	/s/ Brian J. Magstadt
Brian J. Magstadt
Chief Financial Officer